August 12, 2025
Deliver via email:
Dear Carly,
    You are receiving this letter to amend your current employment agreement (“Employment Agreement”) with Holley, Inc. (“Company”) to provide for enhanced severance in the event that you incur a termination of employment that would otherwise entitle you to severance pursuant to your Employment Agreement during the Change in Control Period (as defined below).
Pursuant to the terms of this letter, in the event that you incur a termination of employment that would entitle you to continued payment of base salary as severance pursuant to the terms of your existing Employment Agreement during the Change in Control Period, and subject to your satisfaction of all requirements pursuant to the Employment Agreement to receive such continued payments of base salary, the period for which you are entitled to receive continued payments of base salary shall be increased to twelve (12) months.
For purposes of this letter agreement, “Change in Control Period” means the three (3) month period prior to or the twelve (12) month period following a Change in Control (as such term is defined in the Holley, Inc. 2021 Omnibus Incentive Plan (as may be amended, restated or otherwise modified from time to time)).
Except as otherwise provided in this letter, the terms of your employment shall remain the same as currently in effect, and the terms of the Employment Agreement shall remain in full force and effect.
    Please return a signed copy of this agreement to Patrick Pierce no later than August 29, 2025.
Sincerely,

COMPANY

By: __/s/ Matthew Stevenson__________________________
Matthew Stevenson, President and Chief Executive Officer

ACCEPTED:

_/s/ Carly Kennedy____________________________     _8/12/2025__
Carly Kennedy                        Date